Exhibit 10.2

MAGNACHIP SEMICONDUCTOR, LTD.

EXECUTIVE SERVICE AGREEMENT

This Executive Service Agreement (this “Agreement”) is entered into as of September 30, 2025, by and between MAGNACHIP SEMICONDUCTOR, LTD. (“MSK”), a company established under the laws of the Republic of Korea, and Camillo Martino. For the purposes of this Agreement, MSK may receive services from Mr. Martino from time to time, including any and all successors thereto, shall be referred to as the “Company.” The Company and Mr. Martino may be referred to herein jointly as the “Parties” or individually as a “Party.”

WHEREAS, MSK desires to retain Mr. Martino to perform, and Mr. Martino is willing to perform, the services by and through such entity in accordance with the terms and conditions set forth in this Agreement and on Schedule A hereto (the “Services”).

NOW, THEREFORE, in consideration of (a) the mutual covenants and agreements set forth in this Agreement, and (b) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Services and Compensation.

A. Services. Mr. Martino shall perform for the Company the services described in Schedule A hereto (the “Services”).

B. Compensation. In consideration of the Services rendered by Mr. Martino hereunder, and subject to the terms and conditions set forth herein, the Company shall pay Mr. Martino the compensation described in Schedule A hereto.

2. Confidentiality.

A. Definition. “Confidential Information” means any information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including customers of the Company on whom Mr. Martino called or with whom Mr. Martino became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include information that (i) is known to Mr. Martino at the time of disclosure to Mr. Martino by the Company as evidenced by written records of Mr. Martino, (ii) has become publicly known and made generally available through no action or inaction of Mr. Martino or (iii) has been rightfully received by Mr. Martino from a third party who is authorized to make such disclosure.

B. Non-use and Nondisclosure. Mr. Martino recognizes and acknowledges that Mr. Martino has access to Confidential Information and/or has had or will have material contact with (and receive any form of Confidential Information therefrom) the Company’s (as well as the affiliates of the Company’s) officers, directors, employees, customers, suppliers, licensees, representatives, agents, partners, licensors or business relations. Mr. Martino shall not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any “Person” (which shall mean any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, firm, joint venture, governmental authority or other entity of whatever nature) under any circumstances but except where required by applicable law or orders from the court of competent jurisdiction, in which case Mr. Martino shall notify the Company in advance that Mr. Martino is required by the aforementioned reasons to disclose Confidential Information and make reasonable best effort to minimize, or assist the Company to take appropriate action to minimize, the disclosure. Mr. Martino agrees and acknowledges that all Confidential Information shall remain the sole property of the Company. Mr. Martino shall take all reasonable precautions to prevent any unauthorized disclosure or use of such Confidential Information. Without the Company’s prior written approval, Mr. Martino shall not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Mr. Martino has this arrangement with the Company.

C. Securities Laws. Mr. Martino acknowledges that the securities laws of the United States (as well as other applicable jurisdictions) prohibit any Person who has material, non-public information about a company from using such information in purchasing or selling securities of that company, or from communicating such information to a third party under circumstances in which it is reasonably foreseeable that such third party is likely to purchase or sell such securities. Magnachip Semiconductor Corporation (“MSC”), the ultimate parent company of MSK, has securities listed on the New York Stock Exchange, and Mr. Martino hereby acknowledges that Confidential Information disclosed by the Company may constitute such material, non-public information.

3. Reports. Mr. Martino shall, from time to time during the term of this Agreement, report directly to the Board of the Directors of MSC (the “Board”).

4. Term.

A. Term. The term of this Agreement shall be as set forth in Section 3 of Schedule A hereto, subject to the Parties’ right to terminate this Agreement as set forth in Section 5 of Schedule A hereto.

B. Survival. Upon termination or expiration of this Agreement, all rights and duties of the Company and Mr. Martino toward each other shall cease except:

i. The Company will pay, within 30 days after the effective date of termination or expiration of this Agreement (the “End Date”), all amounts owing to Mr. Martino for the Services completed and accepted by the Company prior to the End Date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Schedule A hereto; and

ii. Section 2 (Confidentiality), Section 5 (Taxes), Section 6 (Non-Disparagement), Section 7 (Cooperation) and Section 8 (Arbitration and Equitable Relief) hereto shall survive such termination or expiration of this Agreement and continue to be effective to the fullest extent permitted by law.

5. Taxes. The Company shall be entitled to withhold from any amounts payable under the laws of the Republic of Korea on payments made to Mr. Martino pursuant to this Agreement. Notwithstanding the foregoing, Mr. Martino shall bear any taxes, fees or other charges that any applicable governmental or quasi-governmental authority may impose on Mr. Martino in addition to the amount withheld by the Company in accordance with the preceding sentence. The Company shall provide Mr. Martino with appropriate withholding tax certificates or other documentation necessary for Mr. Martino to claim any applicable foreign tax credits or deductions in his country of residence.

6. Non-Disparagement. Mr. Martino shall not, at any time during Mr. Martino’s provision of the Services and in perpetuity thereafter, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company, or any of its successors, directors or officers. The foregoing shall not be violated by Mr. Martino’s factually truthful responses to legal process or inquiry by a governmental authority.

7. Cooperation. Mr. Martino agrees that, subject to Mr. Martino’s reasonable availability, during and after Mr. Martino’s engagement by the Company, and without the necessity of the Company obtaining a subpoena or court order, Mr. Martino shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company, which relates to events occurring during Mr. Martino’s Service (including furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial); provided that the Company shall reimburse Mr. Martino for reasonable out-of-pocket expenses Mr. Martino incurs that are associated with any such cooperation; provided further that any such cooperation occurring after the termination of Mr. Martino’s Service shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Mr. Martino’s business or personal affairs. Notwithstanding anything herein to the contrary, the preceding cooperation covenant shall not apply to any suit, action, proceeding, investigation, defense or claim that arises out of or relates to a dispute between Mr. Martino and the Company.

8. Arbitration and Equitable Relief.

A. Arbitration. Any dispute arising under or by virtue of this Agreement or any difference of opinion between the Parties concerning their rights and obligations under this Agreement shall be finally resolved by arbitration. Such arbitration proceedings shall take place in San Jose, California in accordance with the applicable rules of arbitration of the International Chamber of Commerce (“ICC”) by a single arbitrator appointed in accordance with such rules, and the proceedings shall be conducted in English language. The decision of the arbitration proceedings shall be final and binding upon the Parties.

B. Remedy. Except as provided by the applicable ICC rules, arbitration shall be the sole, exclusive, and final remedy for any dispute between the Company and Mr. Martino. Accordingly, except as provided by such rules, neither the Company nor Mr. Martino shall be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrators shall not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrators shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

C. Availability of Specific Performance and/or Injunctive Relief. In addition to the right under the applicable ICC rules to petition a court for provisional relief, Mr. Martino agrees that the Company may also petition the court for specific performance or injunctive relief where the Company alleges or claims a violation of Section 2 (Confidentiality) of this Agreement or any other agreement regarding trade secrets, confidential information or the restrictions set forth in Section 6 (Non-Disparagement) above. In the event either the Company seeks specific performance or injunctive relief and the court grants such specific performance or injunctive relief, as the case may be, the Company shall be entitled to recover reasonable costs and attorneys’ fees.

D. Voluntary Nature of Agreement. Mr. Martino acknowledges and agrees that Mr. Martino is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Mr. Martino further acknowledges and agrees that Mr. Martino has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that Mr. Martino is waiving its right to a jury trial. Finally, Mr. Martino agrees that Mr. Martino has been provided an opportunity to seek the advice of an attorney of Mr. Martino’s choice before signing this Agreement.

9. Miscellaneous.

A. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Republic of Korea, without giving effect to the principles of conflict of laws.

B. Assignability. Mr. Martino may not sell, assign, or delegate any rights or obligations under this Agreement. Mr. Martino hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantial part of the Company’s assets or businesses relating to the division, department or group to which Mr. Martino belongs. Upon prior written notice to Mr. Martino, the Company may assign its rights to any affiliate of the Company; provided that such affiliate agrees in writing to assume all rights and responsibilities of the Company hereunder.

C. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the Parties regarding the subject matter of this Agreement.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given: (1) if delivered personally or by commercial messenger or courier service, then delivery shall be deemed effective upon receipt, as evidenced by the records of the commercial messenger or courier service; (2) if mailed by registered or certified mail (return receipt requested), then delivery shall be deemed effective five (5) business days after mailing; or (3) if sent via email, then delivery shall be deemed effective upon confirmation of receipt. All notices and other communications required or permitted by this Agreement to be given to a Party shall be sent to such Party at such Party’s address or email address written below.

i. If to the Company, to:

Magnachip Semiconductor, Ltd.

40F, Parc. 1, Tower 2, 108, Yeoui-daero

Yeoungdeungpo-gu, Seoul, 07335

Republic of Korea

Attention: Chief Financial Officer

Email: shinyoung.park@magnachip.com

ii. If to Mr. Martino, to the address (or the email address) for notice on the signature page to this Agreement.

F. Attorneys’ Fees. In any action at law or equity that is brought by one of the Parties to enforce or interpret the provisions of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

G. Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

H. Amendment and Waiver. The Parties agree that the provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is: (i) in writing; (ii) specifically references this Agreement; (iii) signed by Mr. Martino; and (iv) signed and approved by an authorized officer of the Company. The Parties further agree that no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

I. Language. For purposes of interpretation or resolving ambiguities, this Agreement, as executed in English, shall prevail over any translation.

J. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

K. Other Definitional and Interpretative Provisions. The words “herein,” “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. A reference to Schedule(s) is to the Schedule(s) of this Agreement unless otherwise specified. The Schedule(s) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in the Schedule(s) but not otherwise defined therein, shall have the meaning as defined in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law” or “laws” shall be deemed to include any and all applicable laws, regulations, ordinances, directives, statutes and the like.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MAGNACHIP SEMICONDUCTOR, LTD.

By:	/s/ Shin Young Park
Name:	Shin Young Park
Title:	Chief Financial Officer

Camillo Martino

By:	/s/ Camillo Martino
Name:	Camillo Martino
Address for Notice: [****]
Email: [****]

[Signature Page to Executive Service Agreement]

SCHEDULE A

Services, Compensation, Etc.

1. Contact. Mr. Martino’s principal contact at the Company:

A. Shin Young Park, Chief Financial Officer

2. Services.

A. Position. Mr. Martino shall serve as the Company’s Representative Director as such term is or may, from time to time, be described under the Korean Commercial Code and other applicable laws.

B. Responsibilities. Mr. Martino shall perform such duties as are customarily performed by a person serving in a comparable position of a company of a similar size and shall have such power and authority as shall reasonably be required to enable Mr. Martino to perform his duties under this Agreement, subject to any restrictions that may be imposed upon his authority by the Board. Mr. Martino shall comply with all applicable legal requirements and responsibilities, including, without limitation, being responsible for executing and implementing the decisions of the Company’s board of directors and/or shareholders, representing the Company vis-à-vis third parties, and managing the Company’s day-to-day operations.

3. Term. This Agreement shall commence effective as of November 1, 2025, subject to obtain work permit approval from Korean Immigration Authorities (the “Effective Date”) and continue until the earlier of (i) August 10, 2026 and (ii) the date the Company retains a new Representative Director and such Representative Director commences employment with the Company or as otherwise agreed by the Parties in writing and unless otherwise earlier terminated earlier in accordance with Section 5 (the “Term”). Any extension of the Term will be subject to mutual written agreement between the Parties.

4. Compensation; Expenses.

A. Compensation. The total cash compensation from the Company to Mr. Martino during the Term shall be US$112,500, payable by Company in monthly installments, subject to customary withholding, payroll and other taxes, if applicable.

B. Expenses. The Company shall reimburse Mr. Martino for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the requirements of the Company with respect to reporting and documentation of such expenses.

5. Termination.

A. Termination without Breach. Unless Mr. Martino is in Breach (as defined in Section 5(C) below) of this Agreement, in which case Section 5(B) shall apply, either Party may terminate this Agreement at any time upon giving the other Party 30 days’ prior written notice of such termination pursuant to Section 9(E) of the Agreement; provided, however, that the Company may terminate this Agreement immediately without prior notice by paying Mr. Martino an amount equal to the fees that would have accrued during the thirty (30) day notice period (“Payment in Lieu of Notice”). Such written notice shall also set forth the proposed End Date, which date shall become the End Date unless otherwise required by the Agreement or this Schedule A.

B. Termination Due to Breach. The Company may terminate the Agreement immediately by providing Mr. Martino with written notice of the circumstances the Company believes constitute Breach after the Company becomes aware of such circumstances; provided that, if the basis for such termination is curable, then Mr. Martino shall have fourteen (14) days after receipt of such written notice to cure such basis, and if not cured, the Company may terminate the Agreement immediately after the expiration of such cure period.

C. Breach. For the purposes of this Section 5, “Breach” means and includes: (i) Mr. Martino’s material breach of any of the terms of any agreement Mr. Martino has with the Company, including the Agreement; (ii) Mr. Martino’s conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude (or an equivalent crime in a jurisdiction other than the United States), but excluding minor traffic violations; (iii) Mr. Martino’s commission of fraud, embezzlement, or misappropriation of funds; (iv) Mr. Martino’s refusal or inability to perform the Services; (v) Mr. Martino’s material violation of the Company’s Code of Ethics; or (vi) any gross negligence, material misconduct or material wrongful act or omission on Mr. Martino’s part in connection with the Services provided to the Company.